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                                                                   EXHIBIT 10.03

                       REINSTATEMENT AND SECOND AMENDMENT
                      TO AGREEMENT FOR PURCHASE AND SALE OF
                       REAL ESTATE AND ESCROW INSTRUCTIONS

         THIS REINSTATEMENT AND SECOND AMENDMENT TO AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY AND ESCROW INSTRUCTIONS (this "Amendment") dated effective as of May 4, 2004, is made by and between WESTERN PLACE SKYRISE, LTD., a Texas limited partnership (hereinafter called "SELLER"), and TRIPLE NET PROPERTIES, LLC, a Virginia limited liability company (hereinafter called "BUYER").

                                    RECITALS:

         A. Seller and Buyer entered into that certain Agreement for Purchase and Sale of Real Property and Escrow Instructions, dated as of February 27, 2004 (as amended by First Amendment to Agreement for Purchase and Sale of Real Property and Escrow Instructions dated March 29, 2004, the "Agreement") pertaining to the property known as Western Place I & II, located at 6000 and 6100 Western Place, Fort Worth, Texas, and more particularly described in the Agreement. All capitalized terms not defined herein shall have the same meaning given to them in the Agreement.

         B. The Agreement terminated as of April 6, 2004 because Buyer failed to send written notice to Seller that Buyer approved the condition of the Real Property.

         C.       The parties now desire to reinstate the Agreement.

         D. The Buyer and Seller also desire to amend the Agreement on the terms and conditions set forth below.

                                   AGREEMENT:

         NOW, THEREFORE, for and in consideration of the foregoing recitals, Ten and No/100 Dollars ($10.00) in hand paid, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

         1. The Agreement is reinstated as of the date hereof and Buyer and Seller ratify and confirm the Agreement and the terms and conditions thereof, as modified by this Amendment. Buyer acknowledges the Due Diligence Period has expired and Buyer shall not have the right to terminate the Agreement pursuant to Section 5.2 of the Agreement. Buyer has accepted the physical condition of the Property and the state of title and condition of the Property reflected by the Survey.

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         2.       The first sentence of Section 2 of the Agreement is deleted and the following is substituted in lieu thereof:

                  (a) "The Purchase Price is THIRTY THREE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($33,500,000.00) (the "PURCHASE PRICE"), and payable as follows:"

         3. Subsection 2.1.1 of the Agreement is deleted and the following is substituted in lieu thereof:

                  (a) "2.1.1 On or before April 28, 2004, Buyer will deposit Five Hundred Thousand and No/100 ($500,000.00) (the "DEPOSIT") in the form of a wire transfer payable to Partners Title Company, 712 Main Street, Suite 2000E, Houston, Texas 77002, Attention:
                           Karen Highfield, Telephone: 713-229-8484, Facsimile 713-238-9177 ("ESCROW HOLDER"). Escrow Holder shall place the Deposit into an interest bearing money market account at a bank or other financial institution reasonably satisfactory to Buyer, and interest thereon shall be credited to Buyer's account and shall be deemed to be part of the Deposit.

         4. Subsection 6.2 of the Agreement is deleted and the following is substituted in lieu thereof:

                  (a) "6.2 Close of Escrow. Escrow shall close ("CLOSE OF ESCROW") on or before June 11, 2004, or such earlier date as may be agreed upon in writing by the parties; provided, however, Buyer, at its option, may extend the Close of Escrow to July 12, 2004 by providing written notice to Seller on or before June 8, 2004, and within one business day thereafter depositing with the Escrow Agent an additional Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) (the "ADDITIONAL DEPOSIT") to be held as part of the Deposit.

         5. Section 21 of the Agreement is deleted and the following is substituted in lieu thereof:

                  (a) "21 Real Estate Commission. Seller and Buyer each represent and warrant to the other that neither Seller nor Buyer has contacted or entered into any Agreement with any real estate broker, agent, finder or any other party in connection with this transaction, and that neither party has taken any action which would result in any real estate broker's, finder's or other fees or commissions being due and payable to any party with respect to the transaction contemplated hereby, except that Seller has contracted with CB Richard Ellis as its broker and will pay a commission equal to one percent (1%) times the Purchase Price to said broker. Each party hereby indemnifies and agrees to hold the other party harmless from any loss, liability, damage, cost, or expense (including reasonable attorneys' fees) resulting to the other party by reason of a breach of the representation and warranty made by such party in this Paragraph.


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         6.       The Agreement is hereby amended by adding the following
additional Section:

                  (a) 23. Buyer's Right to Designate Multiple Grantees. Seller and Buyer agree that the Buyer intends to direct the Seller to convey the Property to multiple grantees who will take title to the Property as tenants in common. Seller agrees to convey the Property to such grantees as Buyer shall designate in writing no less than four (4) business days prior to the Close of Escrow.

         7. Notwithstanding anything to the contrary contained herein and in addition to the Conditions Precedent contained in Section 9.1 Agreement, the obligations of Buyer to purchase the Property pursuant to the Agreement shall, at the option of Buyer, be subject to Seller obtaining and delivering to Buyer a "clean closure" letter from the Texas Commission on Environmental Quality ("TCEQ") Central Office in Austin, Texas, after submitting a revised "Release Determination Report" to TCEQ regarding the underground storage tank on the Property.

         8. Except as expressly amended hereby, all other terms and conditions of the Agreement are and shall remain in full force and effect.

         9. Facsimile signatures appearing hereon shall be deemed to be originals, and this Amendment may be executed in two or more counterparts, each of which shall be deemed originals and all of which together shall constitute one and the same instrument.


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         IN WITNESS WHEREOF, each of the undersigned, by its duly authorized representative, hereby executes and delivers this Amendment as of the date first above written.

                                     SELLER:

                                     WESTERN PLACE SKYRISE, LTD.,
                                     a Texas limited partnership

                                     By:      Western Place Skyrise GP, LLC,
                                              a Texas limited liability company


                                     By: /s/ LEORA AZOULAY-LESH
                                         ---------------------------------------
                                     Name: Leora Azoulay-Lesh
                                     Title: V.P. Skyrise Properties


                                     BUYER:

                                     TRIPLE NET PROPERTIES, LLC,
                                     a Virginia limited liability company


                                     By: /s/ ANTHONY W. THOMPSON
                                         ---------------------------------------
                                     Name: Anthony W. Thompson
                                     Title: President


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